News Release

For Immediate Release	Contact:	Bob Lougee (703) 721-3080

Wednesday, March 3, 2010		bob.lougee@usamobility.com

USA Mobility Extends Share Repurchase Program

Alexandria, VA (March 3, 2010) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced its Board of Directors has approved a third extension of the Company’s previously announced share repurchase program from March 31, 2010 to December 31, 2010. In addition, the Board reset the amount available for purchase under the plan from $20.3 million to $25 million.

The Company commenced the share repurchase plan in August 2008 to buy back up to $50 million of USA Mobility common stock over a 12-month period. In March 2009 the Board approved an initial supplement to the plan, resetting the amount available for purchase to $25 million, and extended the purchase period. The Board approved a second extension in November 2009. Since the program’s inception, the Company has repurchased $42.9 million of its common stock at an average price of $8.82 per share.

Vincent D. Kelly, president and chief executive officer said, “Extending and modestly increasing the size of our share repurchase program is consistent with our capital allocation strategy of returning capital to stockholders while maintaining a strong balance sheet.”

About USA Mobility
USA Mobility, Inc., headquartered in Alexandria, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to organizations nationwide. The Company operates the largest one-way paging and advanced two-way paging networks in the United States. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel, including BlackBerry® smartphones and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

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